                                                                    EXHIBIT 12.1

STATEMENT OF COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                                                         YEARS ENDED DECEMBER 31,                   9 MONTHS
                                              ----------------------------------------------------------------        ENDED
                                                1996          1997          1998          1999          2000      SEP. 30, 2001
                                              --------      --------      --------      --------      --------    -------------
                                                                       (in thousands)
EARNINGS
       Income From Continuing Operations*       59,246        61,925        53,885        72,856        65,951        88,665
       Fixed Charges                            36,485        35,458        30,915        34,305        55,621        50,526
       Distributed Income of
           Equity Investment                        --            --            --            --            --        28,000
       Capitalized Interest                     (1,388)       (1,478)         (795)       (2,133)       (4,559)       (2,040)
                                              --------      --------      --------      --------      --------      --------
           Total Earnings                       94,343        95,905        84,005       105,028       117,013       165,151
                                              ========      ========      ========      ========      ========      ========

FIXED CHARGES
       Interest Expense                         34,922        33,707        29,784        31,563        48,982        47,365
       Capitalized Interest                      1,388         1,478           795         2,133         4,559         2,040
       Rental Interest Factor                      175           273           336           609         2,080         1,121
                                              --------      --------      --------      --------      --------      --------
           Total Fixed Charges                  36,485        35,458        30,915        34,305        55,621        50,526
                                              ========      ========      ========      ========      ========      ========


RATIO: EARNINGS/FIXED CHARGES                     2.59          2.70          2.72          3.06          2.10          3.27
                                              ========      ========      ========      ========      ========      ========

       * Excludes minority interest, extraordinary loss and undistributed equity earnings.